Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-276031) and related Prospectus of Accelerate Diagnostics, Inc. for the registration of 4,500,000 units each consisting of one share of common stock and one warrant to purchase one share of common stock, 4,500,000 pre-funded units each consisting of one pre-funded warrant to purchase one share of common stock and one warrant to purchase one share of common stock, and up to 9,000,000 shares of common stock underlying the warrants and the pre-funded warrants and to the incorporation by reference therein of our report dated March 31, 2023, with respect to the consolidated financial statements of Accelerate Diagnostics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona

January 18, 2024